Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into on this 11th day of April 2008 by and among (i) Zale Corporation and Zale Delaware, Inc. (collectively “Zale”), (ii) Claire’s Stores, Inc. and Claire’s Boutiques, Inc. (collectively “Claire’s”), and (iii) John A. Zimmermann (“Zimmermann”).

Recitals

WHEREAS, Zimmermann and Zale are parties to that certain Settlement and Release Agreement, entered into in March 2008 (the “Settlement Agreement”), and certain provisions that survived the execution and delivery of the Settlement Agreement contained in that certain Employment Agreement, dated February 16, 2006, between Zimmermann and Zale Corporation (the “Employment Agreement”).  Terms used herein and not defined herein shall have the meanings attributed thereto in the Settlement Agreement.

WHEREAS, Zimmermann has entered into an employment arrangement with Claire’s, which is scheduled to commence on April 14, 2008 (the “Commencement Date”).

WHEREAS, Zale has agreed to specifically carve out Claire’s and its direct and indirect subsidiaries and parents that operate or service Claire’s specialty retail stores, including Icing stores and Afterthought stores, (collectively “Claire’s Parties”), from the definition of Competing Business contained in paragraph 11 of the Settlement Agreement and paragraph 9 of the Employment Agreement in consideration of a payment of $125,000 from Claire’s.

WHEREAS, pursuant to paragraph 7(a)(ii) of the Settlement Agreement, and subject to the terms and conditions of the Settlement Agreement, Zale is to provide future Severance Pay (as defined in the Settlement Agreement).

NOW THEREFORE, in consideration of the recitals and mutual promises, covenants and agreements set forth herein, the parties agree as follows:

1.             Although Zimmermann disputes whether Claire’s Parties fall within the definition of Competing Business as used in the Settlement Agreement and in the Employment Agreement, Zale agrees to specifically carve out the Claire’s Parties from the definition of Competing Business as used in the Settlement Agreement and in the Employment Agreement solely for the purpose of Zimmermann becoming employed by Claire’s in consideration of a payment by Claire’s by wire transfer to Zale of $125,000 (the “Claire’s Payment”), to be paid by Claire’s upon execution of this Agreement by all parties.  As a result of this carve out, Zale agrees to not seek any enforcement or take any action against the Claire’s Parties or Zimmermann under paragraph 11 of the Settlement Agreement or paragraph 9 of the Employment Agreement based on Zimmermann’s employment by Claire’s; however, this carve out does not waive or modify any of the other obligations that Zimmermann has or owes to Zale under the Employment Agreement and/or under the Settlement Agreement including, but not limited to the no hire/non-solicitation of employees, trade secrets, confidentiality, and proprietary information obligations of Zimmermann contained in paragraphs 10 and 11 of the Employment Agreement and paragraphs 8 and 10 of the Settlement Agreement.  In the event the Commencement Date does not occur for any reason, this Agreement shall be null and void, neither Claire’s nor Zale shall have any obligations under this Agreement, and Zale shall return to Claire’s any Claire’s Payment that has been actually received by Zale.

2.             Claire’s and Zimmermann represent to Zale that the salary to be paid to Zimmermann by Claire’s during the period between the Commencement Date and February 19, 2009 (assuming all of the following occur: (a) the Commencement Date occurs, (b) Zimmermann remains employed through February 19, 2009, and (c) Zale pays all Severance Pay to Zimmermann for the period prior to the Commencement Date) is greater than the future Severance Pay owed subsequent to the Commencement Date by Zale to Zimmermann under paragraph 7(a)(ii) of the Settlement Agreement.

3.             Other than as specifically modified hereby, this Agreement shall not act as a modification or wavier by either Zale or Zimmermann with respect to their rights or obligations under the Settlement Agreement or under the Employment Agreement.

4.             The parties agree to keep this Agreement and the terms contained herein confidential, and will not disclose this Agreement or its terms to persons outside of their respective companies, other than legal counsel, outside accountants, or in response to any court order or other legal process, except as necessary to enforce its terms or as may be required by law.  In that connection, Claire’s, Zimmermann and Zale agree and acknowledge that Zale and Claire’s may disclose this Agreement or portions hereof in public filings with the United States Securities and Exchange Commission.

5.             This Agreement may be executed in counterparts, which when taken together shall constitute one Agreement.  A signature sent by fax or electronic means on this Agreement shall constitute an original signature for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZALE CORPORATION

By:	/s/ Rodney Carter
Its:	EVP, CAO and CFO

ZALE DELAWARE, INC.

By:	/s/ Rodney Carter
Its:	EVP, CAO and CFO

CLAIRE’S STORES, INC.

By:	/s/ Rebecca Orand
Its:	SVP and General Counsel

CLAIRE’S BOUTIQUES, INC.

By:	/s/ Rebecca Orand
Its:	SVP and General Counsel

/s/ John A. Zimmermann
JOHN A. ZIMMERMANN